Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

As discussed in Note 1 to the consolidated financial statements, Synovus Financial Corp. has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP
Atlanta, Georgia
April 23, 2021